EXHIBIT 99.1

SharePlus Federal Bank Promotes Tom Heslep to Senior Vice President of Commercial Lending

PLANO, Texas, Feb. 8, 2012 (GLOBE NEWSWIRE) -- Jeff Weaver, President and CEO of SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced the promotion of Thomas H. Heslep, Jr. ("Tom") to Senior Vice President of Commercial Lending at the Bank. Tom joined the Bank last February as Vice President of the Commercial Lending Division.

"Tom is a valuable member of the SharePlus team, and his contributions over the past year have facilitated the growth in our commercial loan portfolio, despite the challenging economic environment," said Jeff Weaver, President and CEO. "He has more than 25 years of solid business and banking experience and has been a tremendous asset to our organization."

In his new position, Tom will continue his management role with a focus on growing and servicing the Bank's Commercial Lending business. Before joining SharePlus, he served as Senior Vice President of F&M Bank & Trust Company and was instrumental in generating significant increases in the bank's fee income and portfolio balances.

During his extensive banking career, Tom has served in various senior management positions for notable companies that include Citicapital, a division of Citigroup, where he served as Senior Vice President of the Centralized Wholesale division. He also served as Senior Vice President of Citicapital's Portfolio Re-Marketing Organization and Vice President of Citicapital/Associates Housing Finance group, which serviced a real estate loan portfolio of $700 million.

Early in his career, Tom served as Senior Vice President of Bank One/1st Coppell Bank, where he developed and serviced a diverse portfolio consisting of commercial and commercial real estate loans. Additionally, he was Vice President, Commercial Lending for First Texas Bank.

A graduate of the Southwestern School of Banking at Southern Methodist University, he also holds a B.B.A. in Marketing/Management from Stephen F. Austin State University.

SharePlus Federal Bank, a federal savings bank headquartered in Plano, Texas with assets exceeding $230 million, has seven banking locations: four in Dallas-Fort Worth, as well as two in Louisville, Kentucky and one in Irvine, California. SharePlus Federal Bank is a full-service community bank serving families and businesses throughout their market areas.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311